Exhibit 99.1

Cherokee Inc.	ADDO Communications, Inc.
6835 Valjean Ave.	2120 Colorado Ave. Suite 160
Van Nuys, CA 91406	Santa Monica, CA 90405
(818) 908-9868	(310) 829-5400
Contact: Russell J. Riopelle, Chief Financial Officer	Contact: Andrew Greenebaum

Cherokee Inc. Announces 2nd Quarter Fiscal 2011 Financial Results

VAN NUYS, CA (September 8, 2010) —  Cherokee Inc. (NASDAQ:  CHKE), a leading global licensor and brand management company, today reported total royalty revenues for the second quarter ended July 31, 2010 (the “Second Quarter”) of $7.5 million, as compared to $8.1 million in the comparable period last year.  Cherokee’s operating expenses for the Second Quarter totaled $3.36 million, which was slightly greater than the $3.34 million in the comparable period last year.  Cherokee’s net income for the Second Quarter decreased by a total of $0.4 million to $2.5 million or $0.28 per diluted share, as compared to $2.9 million, or $0.32 per diluted share in the comparable period last year.  The Company ended the quarter with cash and cash equivalents of $7.3 million, net receivables of $6.7 million and no debt.

Russell J. Riopelle, Chief Financial Officer, commented, “We finished the quarter in another strong cash position and a debt-free balance sheet.  During our Second Quarter we paid a $0.38 per share dividend in June, and announced our September dividend of $0.38 per share.”

Howard Siegel, Chief Operating Officer of Cherokee, stated, “Slight increases in our U.S. royalties were offset by less favorable exchange rates and lower royalties from certain international accounts.”

About Cherokee Inc.
Cherokee Inc., is a worldwide marketer and manager of brands it owns (Cherokee, Sideout, Carole Little and others) and represents.  Currently, Cherokee has licensing agreements in a number of categories, including family apparel, fashion accessories and footwear, as well as home furnishings and recreational products.  Premier clients for the Cherokee brand around the world include Target Stores (U.S.), Tesco (U.K., Ireland and certain Central European countries), Zellers (Canada), Pick ‘n Pay (South Africa), Falabella (Chile, Peru and Colombia), Arvind Mills (India and certain Middle Eastern countries), Shufersal LTD. (Israel), Comercial Mexicana (Mexico), Eroski (Spain) and RT-Mart (Peoples Republic of China). Premiere clients for Cherokee’s other brands include the TJX Companies (U.S., Canada and Europe) for the Carole Little brands, and Shanghai Bolderway (China) and for the Sideout Brand.  Cherokee also placed the Laila Ali brand with IBB for beauty and personal care.

Statements included within this news release that are not historical in nature constitute forward-looking statements for the purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995.  When used, the words “anticipates”, “believes”, “expects”, “may”, “should” and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements included in this press release (including, without limitation, express or implied statements regarding the transition of Mr. Margolis’ role and potential future business development) involve known and unknown risk and uncertainties that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such risks and uncertainties, include, but are not limited to, the outcome of the vote at the upcoming stockholder meeting, the effect of national, international and regional economic conditions, the financial condition of the apparel industry and the retail industry, the overall level of consumer spending domestically and internationally, the effect of intense competition in the industry in which the Company operates, adverse changes in licensee or consumer acceptance of products bearing the Company’s brands as a result of fashion trends or otherwise, the ability and/or commitment of the Company’s licensees to design, manufacture and market Cherokee, Sideout and Carole Little branded products, the Company’s dependence on a select group of licensees for most of the Company’s revenues, the Company’s dependence on its key management personnel and adverse determinations of claims, liabilities or litigations.  A further list and description of these risk, uncertainties and other matters can be found in the Company’s Annual Report on Form 10-K for Fiscal Year 2010, and in its periodic reports on Forms 10-Q and 8-K (if any).  Undue reliance should not be placed on the forward-looking statements contained herein because some or all of them may turn out to be wrong.  The Company disclaims any intent or obligation to update any of the forward-looking statements contained herein to reflect future events and developments.

CHEROKEE INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited

	Three months ended		Six months ended
	July 31, 2010	August 1, 2009	July 31, 2010	August 1, 2009

Royalty revenues	$7,496,000	$8,091,000	$15,735,000	$16,974,000
Selling, general and administrative expenses	3,363,000	3,346,000	6,731,000	6,460,000

Operating income	4,133,000	4,745,000	9,004,000	10,514,000

Other income:
Investment and interest income	3,000	6,000	7,000	13,000

Total other income	3,000	6,000	7,000	13,000

Income before income taxes	4,136,000	4,751,000	9,011,000	10,527,000

Income tax provision	1,655,000	1,888,000	3,617,000	3,837,000

Net income	$2,481,000	$2,863,000	$5,394,000	$6,690,000

Basic earnings per share	$0.28	$0.32	$0.61	$0.76

Diluted earnings per share	$0.28	$0.32	$0.61	$0.76

Weighted average shares outstanding
Basic	8,814,187	8,814,187	8,814,187	8,814,187

Diluted	8,855,957	8,814,187	8,848,696	8,814,187

Effective Tax Rate	40.0%	39.7%	40.1%	36.4%

CHEROKEE INC.
CONSOLIDATED BALANCE SHEETS
Unaudited

	July 31,	January 30,
	2010	2010
Assets
Current assets:
Cash and cash equivalents	$7,292,000	$9,419,000
Receivables	6,694,000	6,939,000
Prepaid expenses and other current assets	148,000	101,000
Income taxes receivable	1,273,000	1,271,000
Deferred tax asset	567,000	740,000
Total current assets	15,974,000	18,470,000

Deferred tax asset	667,000	630,000
Property and equipment, net	164,000	185,000
Trademarks, net	7,299,000	7,866,000
Other assets	14,000	14,000
Total assets	$24,118,000	$27,165,000

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,306,000	$967,000
Accrued compensation payable	1,008,000	2,536,000
Income taxes payable	437,000	1,260,000
Accrued dividends payable	3,349,000	3,349,000

Total current liabilities	6,100,000	8,112,000

Stockholders' Equity:
Preferred stock, $.02 par value, 1,000,000 shares authorized
None issued and outstanding	-	-
Common stock, $.02 par value, 20,000,000 shares authorized,
8,814,187 and 8,814,187 shares issued and outstanding at July 31, 2010 and January 30, 2010, respectively	176,000	176,000
Additional paid-in capital	15,456,000	15,187,000
Retained earnings	2,386,000	3,690,000
Stockholders' equity	18,018,000	19,053,000
Total liabilities and stockholders' equity	$24,118,000	$27,165,000